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                                                                   Exhibit 99.2

MONDAY OCTOBER 4, 6:30 AM EASTERN TIME

COMPANY PRESS RELEASE

YOUBET.COM ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER
CHARLES PEEBLER AND NEW ROLE FOR CO-FOUNDER DAVID MARSHALL

LOS ANGELES, Calif.--(BUSINESS WIRE)--Oct. 4, 1999--Youbet.com, Inc. (Nasdaq:UBET-NEWS), the online live-event wagering company focusing on horse racing, today announced that it has elected Charles Peebler, Jr. to its Board of Directors.

Peebler replaces Jess Rifkind on the seven-member board. The Company also announced that Vice Chairman and co-founder, David Marshall, 36, plans to resign as an officer and director as of the end of the year, but will continue as a consultant to the company in the international and regulatory areas. The Company plans to appoint a replacement for Marshall on the board effective next year.

Peebler, 63, has served as chairman emeritus of True North Communications, Inc., the worlds sixth largest advertising agency holding company and chairman of the board and chief executive officer of True North's Diversified Companies Group, since April 1999.

From December 1997 to April 1999, Peebler was president of True North Communications, Inc. Prior to December 1997, Peebler was chief executive officer of Bozell, Jacobs, Kenyon & Eckhardt or its predecessor companies. Peebler currently serves as chairman of the board for mPulse and as a director of American Tool Companies, Inc., Corporate Fulfillment Inc., Valmont Industries and Presspoint.

"We are excited about the addition of Charles Peebler to the board and look forward to continuing to work with David Marshall in his new role as a consultant to the Company," said Robert Fell, chief executive officer. As one of the co-founders of Youbet, David has been instrumental in bringing the Company to its current leadership position in online live event wagering."

"I have every confidence in the management team we have assembled here at Youbet and their continued ability to execute our strategies for becoming the leading global brand in the industry," said David Marshall. "I look forward to continuing to contribute towards this vision."

In 1998, Youbet.com announced the public release of the You Bet Network, the only legal interactive online live horse racing network in the U.S. Youbet.com provides members the ability to watch and wager on a wide selection of coast-to-coast thoroughbred and harness horse racing, via its exclusive private closed-loop network.

Members have 24-hour access to the network's features, including live racing from a choice of more than 30 racetracks across the country, commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, and value-added handicapping products.

In December 1998, Youbet.com accepted the 1998 Innovator of the Year Honors by Internet Gaming International. For further information, visit www.youbet.com. To subscribe to the You Bet Network call 1-888-YOUBET-8 or visit the Web site at youbet.com.

Forward-Looking Statements: This release may contain forward-looking statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expense and other factors described in the Company's filing with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. You Bet is a registered trademark of Youbet.com., Inc. All other brands and products referenced herein are the trademarks or registered trademarks of their respective holders. ______________________________
CONTACT:

   Morgen-Walke Associates, Inc.
   Erica Mannion. 415/296-7383 (Investor Relations)
   John Swanson, 415/396-7383 (Investor Relations)